Exhibit 99.1

Cognex Reports Results for the Third Quarter of 2018

NATICK, Mass.--(BUSINESS WIRE)--October 29, 2018--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the third quarter of 2018. Table 1 below shows selected financial data for Q3-18 compared with Q3-17 and Q2-18, and the first nine months of 2018 compared with the first nine months of 2017. All periods presented reflect the two-for-one stock split that occurred in Q4-17.

Table 1* (Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share**
Quarterly Comparisons
Current quarter : Q3-18	$232,221	$80,436	$0.45	$0.39
Prior year’s quarter: Q3-17	$266,042	$102,493	$0.57	$0.51
Change: Q3-17 to Q3-18	(13%)	(22%)	(21%)	(24%)
Prior quarter: Q2-18	$211,264	$56,196	$0.32	$0.31
Change: Q2-18 to Q3-18	10%	43%	41%	26%
Year-to-Date Comparisons
Nine months ended Sep. 30, 2018	$613,052	$173,849	$0.98	$0.88
Nine months ended Oct. 1, 2017	$583,161	$204,459	$1.14	$0.98
Change from first nine months of 2017 to first nine months of 2018	5%	(15%)	(14%)	(10%)

* The financial results for all periods presented reflect the retroactive adoption of a new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that became effective on January 1, 2018. This standard did not have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.
**Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Our results for Q3-18 were very good,” said Dr. Robert J. Shillman, Chairman of Cognex. “We reported the second-best quarterly revenue, net income and earnings per share from continuing operations in our company’s 37-year history. These results were surpassed only by our spectacular performance in last year’s third quarter, which was driven by exceptional growth across our business, particularly in our largest end market—consumer electronics.”

“I am pleased with the substantial revenue growth and operating margin expansion that we achieved on a sequential basis,” said Robert J. Willett, Chief Executive Officer of Cognex. “More importantly, we accomplished significant company objectives that are expected to set us up for long-term growth. These include successfully implementing our new Enterprise Resource Planning (ERP) system and passing a number of key product development milestones.”

Mr. Willett continued, “While we are pleased with our Q3-18 results, slower spending trends that we are experiencing in China have reduced our revenue outlook for Q4-18.”

In separate news releases issued today, Cognex announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on November 30, 2018 to all shareholders of record at the close of business on November 16, 2018. This dividend represents an increase of $0.005 per share, or 11%, over the $0.045 per share dividend paid in the prior quarter. In addition, the Board authorized the repurchase of up to $200 million of Cognex stock in open market transactions, subject to market conditions and other relevant factors. This new authorization will commence after Cognex completes an existing $150 million repurchase program, of which approximately $53 million remains available.

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2018

  Revenue decreased 13% from Q3-17 and increased 10% from Q2-18. In constant currency, revenue decreased 13% year-on-year and grew 12% sequentially. The decline year-on-year is due to significantly lower revenue in Q3-18 from large customers in OLED display and smartphone manufacturing following an extraordinarily high level of investment by them in machine vision in Q3-17. The increase in revenue on a sequential basis is due to a higher concentration of large orders from customers in the consumer electronics market in Q3-18.
  Gross margin was 75% for Q3-18 compared with 74% for both Q3-17 and Q2-18, consistent with Cognex’s target range.

  Research, Development & Engineering (RD&E) expenses increased 14% from Q3-17 and 10% from Q2-18. The year-on-year increase in RD&E is attributable to Cognex’s investment in engineering resources for new product development. The sequential increase is primarily related to personnel-related costs and engineering materials.
  Selling, General & Administrative (SG&A) expenses increased 8% from Q3-17 and decreased 1% from Q2-18. SG&A increased year-on-year due to continued investments in sales resources as well as higher commissions and travel expenses. On a sequential basis, the decrease was primarily due to the impact of currency exchange rate fluctuations in the company’s international operations.
  Investment and other income totaled $3.8 million in Q3-18, $2.0 million in Q3-17 and $3.3 million in Q2-18. The increase both year-on-year and sequentially is from higher yields and a higher average invested balance. Also contributing was a lower expense in Q3-18 associated with changes to the fair value of contingent consideration related to recent acquisitions.
  The effective tax rate was 1% in Q3-18, 9% in Q3-17 and 16% in Q2-18. All periods presented include varying discrete tax adjustments realized during that quarter. Notably, Q3-18 included $12.2 million of discrete tax benefits, with the largest being a $7.7 million reduction of the estimated tax liability that was recorded in Q4-17 associated with the Tax Cuts and Jobs Act of 2017 (Tax Act). This estimated tax liability may be further adjusted as regulatory guidance regarding the Tax Act continues to develop.
  Excluding all discrete tax events, the rate was 16%, 18% and 17% in Q3-18, Q3-17 and Q2-18, respectively (tax adjustments are summarized in Exhibit 2). The decrease in the rate year-on-year was due primarily to the impact of the Tax Act, which lowered the U.S. federal statutory corporate tax rate from 35% to 21%.

Balance Sheet Highlights – September 30, 2018

  Cognex’s financial position as of September 30, 2018, continued to be strong, with $809 million in cash and investments, with no debt. Cash and investments decreased by $19 million from the end of 2017. During the first nine months of 2018, cash inflows consisted of $152 million generated from operations and $26 million received from the exercise of employee stock options. Cash outflows included $142 million spent to repurchase Cognex common stock, $27 million for capital expenditures, and $23 million in dividends paid to shareholders. Cognex intends to continue to repurchase shares of its common stock in Q4-18, subject to market conditions and other relevant factors.

  Inventories increased by $26 million, or 38%, from the end of 2017 due to strategic purchases (including safety stock in anticipation of our ERP implementation in Q3-18) and in preparation for planned new product introductions.

Financial Outlook – Q4 2018

This financial outlook reflects the new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that took effect on January 1, 2018. This standard did not have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

  Revenue for Q4-18 is expected to be between $180 million and $190 million. At the mid-point, that range represents a slight increase year-on-year, which is lower than the company’s long-term growth target due to both the slower spending by customers in China and a lingering headwind from last year’s high level of investment by large OLED display and smartphone manufacturers. Excluding an expected $15 million reduction related to the OLED/smartphone revenue, the year-on-year anticipated increase is approximately 10%.
  Gross margin is expected to be in the mid-70% range, slightly lower than the gross margin reported for Q3-18.
  Operating expenses are expected to be approximately flat on a sequential basis.
  The effective tax rate is expected to be 16% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Thursday, November 1, 2018. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13682517.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and timing of related revenue, expected areas of growth, new product introductions, research and development activities, Cognex’s stock repurchase program and further stock repurchases, investments, strategic plans and tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy, including the imposition of tariffs; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	September 30, 2018	July 1, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Revenue (1)	$232,221	$211,264	$266,042	$613,052	$583,161
Cost of revenue (1)	58,860	54,169	68,061	153,227	142,757
Gross margin	173,361	157,095	197,981	459,825	440,404
Percentage of revenue	75%	74%	74%	75%	76%
Research, development, and engineering expenses (1)	29,700	26,888	26,078	87,664	72,225
Percentage of revenue	13%	13%	10%	14%	12%
Selling, general, and administrative expenses (1)	65,817	66,752	61,054	196,266	160,093
Percentage of revenue	28%	32%	23%	32%	27%
Operating income	77,844	63,455	110,849	175,895	208,086
Percentage of revenue	34%	30%	42%	29%	36%
Foreign currency (loss)	(379)	(195)	(127)	(708)	(574)
Investment and other income	3,808	3,313	2,030	10,638	6,281
Income before income tax expense	81,273	66,573	112,752	185,825	213,793
Income tax expense	837	10,377	10,259	11,976	9,334
Net income	$80,436	$56,196	$102,493	$173,849	$204,459
Percentage of revenue	35%	27%	39%	28%	35%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.47	$0.33	$0.59	$1.01	$1.18
Diluted	$0.45	$0.32	$0.57	0.98	1.14

Weighted-average common and common-equivalent shares outstanding (2):
Basic	172,189	172,370	173,234	172,613	173,052
Diluted	177,245	177,149	179,354	178,021	179,124

Cash dividends per common share (2)	$0.0450	$0.0450	$0.0425	$0.1350	$0.1225
Cash and investments per common share (2)	$4.70	$4.39	$4.45	$4.70	$4.45
Book value per common share (2)	$6.68	$6.27	$6.55	$6.68	$6.55

(1) Amounts include stock option expense, as follows:
Cost of revenue	$544	$557	$520	$1,898	$1,404
Research, development, and engineering	3,197	3,154	2,765	11,166	8,090
Selling, general, and administrative	5,402	5,291	4,741	18,275	13,861
Total stock option expense	$9,143	$9,002	$8,026	$31,339	$23,355

(2) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	September 30, 2018	July 1, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$77,844	$63,455	$110,849	$175,895	$208,086
Stock option expense	9,143	9,002	8,026	31,339	23,355
Operating income (Non-GAAP)	$86,987	$72,457	$118,875	$207,234	$231,441
Percentage of revenue (Non-GAAP)	37%	34%	45%	34%	40%

Net income (GAAP)	$80,436	$56,196	$102,493	$173,849	$204,459
Stock option expense	9,143	9,002	8,026	31,339	23,355
Tax effect on stock option expense	(1,654)	(1,607)	(2,639)	(5,608)	(7,661)
Discrete tax benefit related to employee stock option exercises	(2,811)	(654)	(8,620)	(8,400)	(27,574)
Net income (Non-GAAP)	$85,114	$62,937	$99,260	$191,180	$192,579
Percentage of revenue (Non-GAAP)	37%	30%	37%	31%	33%

Net income per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.45	$0.32	$0.57	$0.98	$1.14
Share impact of non-GAAP adjustments identified above (1)	0.03	0.04	(0.02)	0.09	(0.06)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.48	$0.36	$0.55	$1.07	$1.08

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	177,245	177,149	179,354	178,021	179,124

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$81,273	$66,573	$112,752	$185,825	$213,793

Income tax expense (GAAP)	$837	$10,377	$10,259	$11,976	$9,334
Effective tax rate (GAAP)	1%	16%	9%	6%	4%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(2,811)	(654)	(8,620)	(8,400)	(27,574)
Discrete tax benefit related to Tax Act	(7,699)	—	—	(7,699)	—
Other discrete tax events	(1,657)	—	(1,765)	(1,657)	(1,908)
Income tax expense excluding tax adjustments (Non-GAAP)	$13,004	$11,031	$20,644	$29,732	$38,816
Effective tax rate (Non-GAAP)	16%	17%	18%	16%	18%

Net income excluding tax adjustments (Non-GAAP)	$68,269	$55,542	$92,108	$156,093	$174,977
Percentage of revenue (Non-GAAP)	29%	26%	35%	25%	30%

Net income per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.45	$0.32	$0.57	$0.98	$1.14
Share impact of non-GAAP adjustments identified above (1)	(0.06)	(0.01)	(0.06)	(0.10)	(0.16)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.39	$0.31	$0.51	$0.88	$0.98

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	177,245	177,149	179,354	178,021	179,124

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	September 30, 2018	December 31, 2017
Assets
Cash and investments	$809,316	$827,984
Accounts receivable	135,441	119,388
Unbilled revenue	13,948	7,454
Inventories	94,035	67,923
Property, plant, and equipment	88,930	78,048
Goodwill and intangible assets	124,090	126,397
Other assets	58,936	60,559

Total assets	$1,324,696	$1,287,753

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$88,927	$91,712
Deferred revenue and customer deposits	13,252	9,420
Income taxes	67,599	85,044
Other liabilities	5,474	5,904
Shareholders' equity	1,149,444	1,095,673

Total liabilities and shareholders' equity	$1,324,696	$1,287,753

Exhibit 4

COGNEX CORPORATION Restated Statements of Operations under ASC 606 "Revenue from Contracts with Customers" (Unaudited) Dollars in thousands

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue	$139,039	$178,080	$266,042	$182,922
Cost of revenue	32,532	42,164	68,061	44,532
Gross margin	106,507	135,916	197,981	138,390
Percentage of revenue	77%	76%	74%	76%
Research, development, and engineering expenses	22,770	23,377	26,078	26,980
Percentage of revenue	16%	13%	10%	15%
Selling, general, and administrative expenses	46,521	52,518	61,054	60,635
Percentage of revenue	33%	29%	23%	33%
Operating income	37,216	60,021	110,849	50,775
Percentage of revenue	27%	34%	42%	28%
Foreign currency (loss)	(263)	(184)	(127)	(1,027)
Investment and other income	2,282	1,969	2,030	2,923
Income before income tax expense	39,235	61,806	112,752	52,671
Income tax expense (benefit)	(6,236)	5,311	10,259	80,418
Net income (loss)	$45,471	$56,495	$102,493	$(27,747)
Percentage of revenue	33%	32%	39%	(15)%

Earnings per weighted-average common and common-equivalent share (1):
Basic	$0.26	$0.33	$0.59	$(0.16)
Diluted	$0.25	$0.32	$0.57	$(0.16)

Weighted-average common and common-equivalent shares outstanding (1):
Basic	172,646	173,278	173,234	173,397
Diluted	178,354	179,228	179,354	173,397

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Adjustments to certain financial data as a result of the implementation of ASC 606 "Revenue from Contracts with Customers on Jan. 1 2018"

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue as reported	$134,942	$172,904	$259,739	$180,365
Adjustments to revenue	4,097	5,176	6,303	2,557
Revenue as restated	$139,039	$178,080	$266,042	$182,922

Cost of revenue as reported	28,225	37,471	62,360	40,642
Adjustments to cost of revenue	4,307	4,693	5,701	3,890
Cost of revenue as restated	$32,532	$42,164	$68,061	$44,532

Gross margin as reported	$106,717	$135,433	$197,379	$139,723
Adjustments to gross margin	(210)	483	602	(1,333)
Gross margin as restated	$106,507	135,916	$197,981	$138,390

Gross margin percentage as reported	79%	78%	76%	77%
Adjustments to gross margin percentage	(2)%	(2)%	(2)%	(1)%
Gross margin percentage as restated	77%	76%	74%	76%

Operating income as reported	$37,426	$59,538	$110,247	$52,108
Adjustments to operating income	(210)	483	602	(1,333)
Operating income as restated	$37,216	$60,021	$110,849	$50,775

Operating margin as reported	28%	34%	42%	29%
Adjustments to operating margin	(1)%	—%	—%	(1)%
Operating margin as restated	27%	34%	42%	28%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com